Exhibit 10.(g)
                              Consulting Agreement
                              CONSULTING AGREEMENT

         This Consulting Agreement (the "Agreement") is made as of December 16, 1999, by and between OmniComm Systems, Inc., a Delaware corporation (hereinafter referred to as "Company"), and Cees Wit and/or Guus van Kesteren (hereinafter collectively referred to as "Consultant").

                                    RECITALS:

         Whereas, the Company is in the business of developing and implementing a web-based application for the remote collection, compilation, and management of clinical trial data and clinical trials ("TrialMasterTM"); and

         Whereas, the Consultant has certain expertise in and has established relationships with companies and institutions involved in conducting clinical trials; and

         Whereas, the Company desires to retain the Consultant, and Consultant desires to be retained by the Company, upon the following terms and conditions.

         Now Therefore, in consideration of the mutual promises and conditions contained herein, the parties agree to be legally bound as follows:

         1. Status of Consultant. The Consultant for purposes of this Agreement shall be considered an independent consultant. The Company is not responsible for withholding, and shall not withhold, FICA or taxes of any kind from any payments that it owes the Consultant. The Consultant shall not be entitled to receive any benefits which employees of the Company are entitled to receive and shall not be entitled to workers' compensation, unemployment compensation, medical insurance, life insurance, paid vacations, paid holidays, pension, profit sharing, or Social Security on account of their work for the Company.

         2. Nature of Consultancy. Consultant shall assist the Company in the marketing and promotion of TrialMasterTM and shall use his relationships within the medical device and drug industry to develop sales leads and introductions. Any introductions developed by Consultant shall be at the level of Director of Clinical Research, or equivalent position, or at a level immediately below that position.

         3. Efforts of Consultant. While acting as a consultant for the Company, the Consultant shall devote his best efforts and skill to the performance of his duties as a Consultant to the Company.

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         4. Notification. The Consultant shall notify the Company in writing of any individuals, companies or institutions that the Consultant has contacted concerning the TrialMaster(TM) system ("Notified Party"). The written notification shall contain the name of the company or institution, person contacted, and a general description of the company's or institution's core business. Compensation shall be owed only for transactions involving a Notified Party. If a meeting between the Company and the Notified Party does not take place within one hundred and twenty (120) days of the Company being notified of the existence of the Notified Party the individual and company shall cease to be a Notified Party for all purposes including compensation. The initial Notified Parties are attached hereto as Exhibit A as if incorporated herein.

         5. Compensation. The Consultant shall be paid a commission set forth below based on the net invoice price of all products and services sold to a Notified Party. In the event there is recurring revenue from a Notified Party, the commission paid shall be recalculated as follows:

     (a) 1st Year: 20%
     (b) 2nd Year: 10%
     (c) 3rd Year: 8%
     (d) 4th Year: 7.5%
     (e) 5th Year:  5%

At the conclusion of the fourth year no further compensation will be due or owing. Payment shall be due and paid within fifteen (15) days of the end of the calendar quarter. The Company may, in its sole and absolute discretion, remit funds earlier. The Company shall provide to the Consultant within 90 days of the end of the Company's fiscal year audited financial information concerning the revenues generated from the Notified Parties.

         6. Expenses. The Company agrees to reimburse Consultant for any and all expenses incurred in the course of providing services under this Agreement if the expenses have been submitted and approved in writing in advance of being incurred.

         7. Term. The term of this Agreement shall commence on the date initially set forth above and shall continue for one (1) year (the "Initial Term"), with subsequent one (1) year renewal periods ("Renewal Term"), unless either party chooses to terminate this Agreement by giving notice at least 90-days prior to the beginning of a Renewal Term.

         8. Termination by Consultant or Company. Either party shall have the right in their sole and absolute discretion to terminate the Agreement after the Initial Term and their respective rights and obligations on ninety (90) days written notice, except compensation shall be paid in accordance with the terms and conditions of this Agreement.

         9. Disclosure of Confidential Business and Technical Information. The Consultant recognizes and acknowledges that the Company's trade secrets and proprietary information and processes, ("Confidential Business and Technical Information") as they may exist from time to time, are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of the Consultant's duties hereunder. The Consultant will not, during or after the term of his employment by the Company, in whole or in part, disclose such Confidential Business and Technical Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Consultant make use of any such Confidential Business and Technical Information for his own purposes or for the benefit of any person, firm, corporation or other entity except the Company under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such secrets, information and processes which are then in the public domain provided that the Employee was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without the Company's consent. In the event an action is instituted and prior knowledge is an issue, it shall be the obligation of the Employee to prove by clear and convincing evidence that the Confidential Business and Technical Information disclosed was in the public domain, was already known by the Consultant, or was developed independently by the Consultant. The Consultant agrees to hold as the Company's property, all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to the Company's business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company, at any time, to deliver the same to the Company.

         10. Inventions. The Consultant hereby sells, transfers and assigns to the Company or to any person, or entity designated by the Company, all of the entire right, title and interest of the Consultant in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Consultant specifically for the Company or at the Company's premises, solely or jointly, or in whole or in part, during the term hereof which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by the Company or any subsidiary, or (ii) otherwise relate to or pertain to the business, functions or operations of the Company or any subsidiary. The Consultant shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and, whether during the term hereof or thereafter, the Consultant shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as maybe required of the Consultant at the Company's expense to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereon.

         11. Covenant Not to Compete. During the term of this Agreement the Consultant shall not, directly or indirectly, be employed or retained by an individual or entity or involved in any activity that is involved in or with the development of an application that is the subject of this Agreement.

         12. Remedies. If there is a breach or threatened breach of Section(s) 9, 10, or 11 of this Agreement, the Company shall be entitled to an injunction restraining the Consultant from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

         13. GENERAL PROVISIONS

                  13.1 Invalidity of Provisions. In the event that any provision or portion of a provision of this Agreement shall be held to be unreasonable or unenforceable, such unenforceability shall attach to such provision or portion thereof only to the extent of the specific finding of unenforceability, and in all other respects such provision or portion thereof shall be deemed enforceable, it being the intention of the parties that this Agreement be construed in all respects as if such invalid or unenforceable provision were omitted.

                  13.2 Non-Assignability. This Agreement is personal and shall not be assigned by Consultant. This Agreement may be assigned by the Company to any person or entity that acquires the entire assets of the Company

                  13.3 Applicable Law and Forum. The validity, construction and effect of this Agreement and the respective rights and obligations of the parties hereunder, shall be governed by and determined in accordance with the laws of the state of Florida in the United States of America as such laws are applied to contracts between Florida residents entered into and to be performed entirely within the state of Florida, without reference to principles of conflicts of law. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a state or federal court sitting in the County of Dade, State of Florida. Service of process shall be considered effective if done pursuant to any of the methods set forth in Rule 4(i), Federal Rule of Civil Procedure or pursuant to Florida law.

                  13.4 Waiver of Breach. The waiver by Company of breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any subsequent breach by Consultant.

                  13.5 Entire Understanding. This Agreement shall constitute the entire understanding between the parties with reference to the subject matter hereof, shall supersede all prior understandings or agreements, whether oral or written and shall not be altered, modified, or discharged except in a writing signed by the parties.

                  13.6 Benefit of Parties. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of Consultant and his personal representatives and the Company, its successors and permitted assigns.

                  13.7 Right to Contract. The parties represent and warrant that each has the right to enter into this Agreement and to assume all obligations and grant all rights herein and that Consultant has neither made nor will make any contractual or other commitments that are in conflict with this Agreement.

                  13.8 Litigation. In the event of any cause of action, arbitration or litigation arising hereunder, all costs and reasonable attorney's fees of the prevailing party, including, without limitation, attorney's fees and costs at all administrative and appellate levels and in all bankruptcy proceedings, shall be paid by the other party.

                  13.9 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be deemed to be an original, but all of which shall be deemed to constitute but one instrument.

                  13.10 Confidentiality of Relationship. The existence of the relationship between the Company and the Consultant, the Agreement, and any other matters relating to the relationship between the Company and the Consultant shall not be disclosed to any party unless written authorization is given by the Consultant prior to such disclosure.

                  13.11 Assignment and Third Parties. The Consultant will assign this Agreement to third parties. No additional compensation or fees shall be paid to a third party.


                [INTENTIONALLY LEFT BLANK-SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have set there hands the day and year first above written.

Consultant

/s/Cees Wit
-----------
Cees Wit

/s/Guus van Kesteren
--------------------
Guus van Kesteren



OmniComm Systems, Inc.

By:/s/Peter S. Knezevich
   ---------------------
   Peter S. Knezevich
   Chief Executive Officer

                        Exhibit A To Consulting Agreement
                                Notified Parties

COMPANY/INSTITUTION                             PERSON CONTACT                                  CORE BUSINESS
-------------------                             --------------                                  -------------
Amgen-USA                                                                                       Pharma
Ares Serono-Switzerland                         Dr. Patrick Engrand-Biostatistician             Pharma
Clifden Healthcare Ltd.-UK                      Dr. C. Mugglestone/T. Anscomb-Partners          CRO
Covance-USA                                     Dr. John Mills-Corporate VP and Gen. Mgr.       CRO
Croda-UK                                        Dr. Keith Layden-Man. Dir. Croda Leek           Chemicals/OTC/Pharma
GlaxoWellcome                                   K. Roosjen-VP Northern Europe                   Pharma
Health Care Consultancy Group-Switzerl.         Urs W. Eggimann-Man. Dir.                       Pharma Consultancy
R. Herreman-Belgium                             R. Herreman                                     Pharma/Hospital supplies/Investor
Hoechst-Germany                                 Dr.T. Kiy-R&D Technology Mgr.                   Pharma
IMS-Netherlands                                 Jan Hein Lans-Gen. Mgr.                         Pharma Market info
Innogenetics-Belgium                            Paul Appermont-VP Bus. Devt+Operations          Pharma
J & C Management Co., Inc.-USA                  Dr. Cliff Siporin-CEO                           CRO
Janssen Pharmaceutica-Belgium                   Dr. G. Van Reet-President                       Pharma
Johnson&Johnson-USA                             Robert Coradini-VP Bus. Devt. Professional      Devices
Kent Ollson-Sweden                              Kent Ollson-owner                               Pharma Consultancy
Knoll Pharma-Germany                            Prof. Schlick-VP R&D                            Pharma
Maxxim-Netherlands                              Rob W. Beek-VP Europe                           Hospital supplies
MediSearch Int.'l-Belgium                       Dr.Remi Van Den Broeck-Man. Dir.                CRO
Organon-Netherlands                             Dr. D. Vergauwen-VP R&D                         Pharma
Quintiles-USA                                   Anne Wiles-Exec. V.P. Bus. Devt.                CRO
Rijks Universiteit Leiden-Netherlands           Prof. J.M. Wit-Chairman Pediatrics              Pediatrics
Scotia-UK                                       Dr. D. Selkirk-VP R&D                           Pharma
Solvay-Belgium                                  B. Quist-VP Bus. Devt.                          Pharma
South Fla. Gastro. Interology Grp.              Dr. Lopez                                       IPA